Exhibit 99.1
www.angieslist.com

Angie’s List Reports Fourth Quarter and Full Year 2016 Results

•	Revenue of $76.7 million for the fourth quarter of 2016 and $323.3 million for the full year 2016

•	Net income of $8.9 million for the fourth quarter of 2016 and net loss of $7.9 million for the full year 2016

•	Adjusted EBITDA[1] of $16.9 million for the fourth quarter of 2016 and $27.6 million for the full year 2016

•	Gross member additions of 0.8 million during the fourth quarter of 2016 and 2.9 million for the full year 2016, bringing our total membership count to 5.1 million as of the end of the year

•	Net participating service provider additions of 1,242 for the full year 2016, bringing the total number of participating service providers to 55,644 as of the end of the year

INDIANAPOLIS — February 15, 2017 — Angie’s List, Inc. (NASDAQ: ANGI) today announced financial results for the quarter and year ended December 31, 2016.

“2016 was a transformative year for Angie’s List,” said Scott Durchslag, President and Chief Executive Officer of Angie’s List. “We achieved a number of important objectives, including removing the reviews paywall, introducing freemium tiers, migrating our technology platform, strengthening our marketing and sales processes and delivering new products to our customers.”

“These accomplishments enabled us to end the year with momentum in new member growth as we added approximately 785,000 gross members in the fourth quarter and finished the year with 5.1 million members, an increase of 55% from a year ago,” continued Durchslag. “Importantly, we achieved these results while balancing investments for growth with significant reductions in our cost structure. While this is good progress, we continue to expect it will take time before we meaningfully improve trends in our financial results.”

“In 2017, we have three priorities: 1) Build products that increase member engagement, 2) Strengthen the value proposition to our service providers and 3) Continue to improve our cost structure. I am excited about the opportunity ahead of us and look forward to building on the strong foundation that we established last year.”

1 Adjusted EBITDA is a non-GAAP financial measure.

Key Operating Metrics

Three months ended	December 31, 2016	December 31, 2015	Change
Total free memberships (end of period)[1]	2,543,705	—	N/A
Total paid memberships (end of period)	2,550,941	3,297,395	(23)%
Total memberships (end of period)	5,094,646	3,297,395	55%

Gross free memberships added (in period)[2]	775,912	—	N/A
Gross paid memberships added (in period)	9,298	214,447	(96)%
Gross memberships added (in period)	785,210	214,447	266%

Average paid membership renewal rate (in period)[3]	64%	76%	(12) pts

Participating service providers (end of period)[4]	55,644	54,402	2%
Total service provider contract value (end of period, in thousands)	$250,588	$270,841	(7)%
Total service provider contract value backlog (end of period, in thousands)	$147,335	$162,478	(9)%

Twelve months ended	December 31, 2016	December 31, 2015	Change
Gross free memberships added (in period)[2]	2,509,146	—	N/A
Gross paid memberships added (in period)	348,302	1,033,222	(66)%
Gross memberships added (in period)	2,857,448	1,033,222	177%

Average paid membership renewal rate (in period)[3]	69%	77%	(8) pts

(1) Total free memberships reflects the number of free members as of the end of the period who joined subsequent to us dropping our ratings and reviews paywall in June 2016, as well as the number of former paid members who requested a change in membership status from paid to free over the same time period.

(2) Gross free memberships added represents the total number of new free members added during the reporting period. For the three and twelve months ended December 31, 2016, this figure includes new free members added since we dropped our ratings and reviews paywall in June 2016 but does not include former paid members who requested a change in membership status from paid to free over the same periods.

(3) Average paid membership renewal rate reflects the percentage of all paid memberships expiring in the reporting period that are renewed as paid members.

(4) We include in participating service providers the total number of service providers under contract for advertising, e-commerce or both at the end of the period.

Fourth Quarter Results
Revenue
Total revenue for the fourth quarter of 2016 was $76.7 million, compared to $86.3 million in the year-ago quarter, driven by declines in both service provider and membership revenue.

Service provider revenue, which includes advertising and e-commerce, was $64.2 million, a decline of 8% compared to a year ago. The ongoing impact of our technology platform migration earlier in the year contributed to lower e-commerce revenue and service provider renewal rates during the quarter, which negatively impacted total service provider revenue.

Membership revenue was $12.5 million, down 25% from the year-ago quarter, due to decreases in paid membership renewal and conversion rates associated with the removal of our ratings and reviews paywall in June and lower advertising spend as compared to the prior year, which drove significant quarter over quarter declines in both gross paid memberships added and total paid memberships.

Operating Expenses
Operations and support expense was $7.7 million, a decrease from $12.6 million in the year-ago quarter, due to a decline in publication costs associated with our implementation of a digital content distribution strategy as well as lower compensation and personnel-related costs.

Selling expense was $26.6 million, down from $27.4 million in the year-ago period, largely related to a decline in compensation and personnel-related costs.

Marketing expense, which now includes the marketing costs that were previously classified in general and administrative expense, was $6.3 million, a decrease from $10.1 million in the year-ago quarter, due to a reduction in advertising spend as we adjusted the level and timing of such spend in the current year to align with our integrated marketing launch for freemium.

Product and technology expense was $15.7 million, an increase from $9.7 million in the year-ago period, largely attributable to higher compensation and personnel-related costs and depreciation and amortization expense on our new technology platform since becoming operational.

General and administrative expense was $10.2 million, a decrease from $11.7 million in the year-ago quarter, driven primarily by period over period decreases in outsourced services expenditures and professional fees.

Adjusted EBITDA1
Adjusted EBITDA1 was $16.9 million for the period as compared to adjusted EBITDA1 of $19.6 million in the year-ago period.

Cash
Cash provided by operations for the fourth quarter was $2.9 million. At December 31, 2016, the balance of cash, cash equivalents and investments was $38.9 million.

Capital Expenditures
Capital expenditures declined to $2.7 million for the quarter as compared to $7.4 million in the year-ago quarter, due in large part to reductions in capitalized website and software development costs associated with our new technology platform, which is now in service.

1 Adjusted EBITDA is a non-GAAP financial measure.

Full Year 2016 Results
Revenue
Total revenue for full year 2016 was $323.3 million, a decrease from $344.1 million in the prior year, driven by declines in both membership and service provider revenue.

Service provider revenue, which includes advertising and e-commerce, was $265.2 million, a decline of 4% compared to the prior year, due to lower e-commerce revenue and a decrease in service provider renewal rates.

Membership revenue was $58.1 million, down 15% from the prior year, due to decreases in paid membership renewal and conversion rates associated with the removal of our ratings and reviews paywall in June and lower advertising spend as compared to the prior year, which drove significant year over year declines in both gross paid memberships added and total paid memberships.

Operating Expenses
Operations and support expense was $40.3 million, a decrease from $56.1 million in the prior year, due to declines in publication costs, compensation and personnel-related costs and credit card processing fees.

Selling expense was $111.0 million, down from $116.0 million in the prior year, largely related to a decline in compensation and personnel-related costs in connection with recent changes in our sales compensation plans and organizational structure as well as lower service provider contract value bookings.

Marketing expense, which now includes the marketing costs that were previously classified in general and administrative expense, was $65.1 million, a decrease from $83.8 million in the prior year, due to a reduction in advertising spend in order to make strategic investments in other areas of the business.

Product and technology expense was $56.0 million, an increase from $36.7 million in the prior year, largely attributable to higher compensation and personnel-related costs and depreciation and amortization expense on our new technology platform since becoming operational.

General and administrative expense was $54.0 million, an increase from $38.3 million in the prior year, driven by year over year increases in outsourced services expenditures and professional fees, compensation and personnel-related costs, including non-cash stock-based compensation expense, and bad debt expense.

Adjusted EBITDA1
Adjusted EBITDA1 was $27.6 million for the year as compared to adjusted EBITDA1 of $28.0 million in the prior year.

Cash
Cash provided by operations for the year was $1.6 million. At December 31, 2016, the balance of cash, cash equivalents and investments was $38.9 million.

Capital Expenditures
Capital expenditures declined to $18.6 million for the year as compared to $34.3 million in the prior year, due in large part to reductions in capitalized website and software development costs associated with our new technology platform, which is now in service.

1 Adjusted EBITDA is a non-GAAP financial measure.

Angie’s List, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2016	December 31, 2015

	(Unaudited)
Assets
Cash and cash equivalents	$22,402	$32,599
Short-term investments	16,541	23,976
Accounts receivable, net	16,371	17,019
Prepaid expenses and other current assets	17,002	19,026
Total current assets	72,316	92,620
Property, equipment and software, net	82,714	77,635
Goodwill	1,145	1,145
Amortizable intangible assets, net	1,219	2,011
Total assets	$157,394	$173,411

Liabilities and stockholders’ equity (deficit)
Accounts payable	$2,886	$10,525
Accrued liabilities	23,128	20,287
Deferred membership revenue	23,208	32,702
Deferred advertising revenue	42,297	48,930
Current maturities of long-term debt	1,500	1,500
Total current liabilities	93,019	113,944
Long-term debt, net	56,142	56,134
Deferred membership revenue, noncurrent	2,032	3,742
Deferred advertising revenue, noncurrent	456	640
Other liabilities, noncurrent	1,245	1,332
Total liabilities	152,894	175,792
Stockholders’ equity (deficit):
Common stock	68	67
Additional paid-in-capital	290,182	275,445
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(262,031)	(254,174)
Total stockholders’ equity (deficit)	4,500	(2,381)
Total liabilities and stockholders’ equity (deficit)	$157,394	$173,411

Angie’s List, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

	(Unaudited)		(Unaudited)
Revenue
Membership	$12,450	$16,565	$58,090	$67,992
Service provider	64,218	69,690	265,239	276,133
Total revenue	76,668	86,255	323,329	344,125
Operating expenses
Operations and support	7,676	12,598	40,293	56,074
Selling	26,572	27,440	111,046	116,027
Marketing	6,250	10,059	65,140	83,789
Product and technology	15,660	9,684	55,990	36,661
General and administrative	10,220	11,717	53,954	38,316
Total operating expenses	66,378	71,498	326,423	330,867
Operating income (loss)	10,290	14,757	(3,094)	13,258
Interest expense, net	1,335	591	4,720	2,971
Income (loss) before income taxes	8,955	14,166	(7,814)	10,287
Income tax expense	7	16	43	44
Net income (loss)	$8,948	$14,150	$(7,857)	$10,243

Net income (loss) per common share — basic	$0.15	$0.24	$(0.13)	$0.18
Net income (loss) per common share — diluted	$0.15	$0.24	$(0.13)	$0.17

Weighted-average number of common shares outstanding — basic	59,228	58,532	58,860	58,521
Weighted-average number of common shares outstanding — diluted	60,112	59,722	58,860	58,783

Non-cash stock-based compensation expense
Operations and support	$(6)	$31	$159	$109
Selling	460	142	1,745	482
Marketing	13	41	372	230
Product and technology	484	253	1,949	931
General and administrative	2,263	2,159	10,519	7,123
Total non-cash stock-based compensation expense	$3,214	$2,626	$14,744	$8,875

Reconciliation of net income (loss) to Adjusted EBITDA[1]
Net income (loss)	$8,948	$14,150	$(7,857)	$10,243
Income tax expense	7	16	43	44
Interest expense, net	1,335	591	4,720	2,971
Depreciation and amortization	4,040	1,611	13,148	6,402
Non-cash stock-based compensation expense	3,214	2,626	14,744	8,875
Legal settlement accrual	(671)	(272)	2,829	(2,113)
Non-cash long-lived asset impairment charge	—	892	—	1,578
Adjusted EBITDA[1]	$16,873	$19,614	$27,627	$28,000

1 Adjusted EBITDA is a non-GAAP financial measure.

Angie’s List, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

	(Unaudited)		(Unaudited)
Operating activities
Net income (loss)	$8,948	$14,150	$(7,857)	$10,243
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,040	1,611	13,148	6,402
Amortization of debt discount, deferred financing fees and bond premium	170	171	663	697
Non-cash stock-based compensation expense	3,214	2,626	14,744	8,875
Non-cash long-lived asset impairment charge	—	892	—	1,578
Non-cash loss on disposal of long-lived assets	2	21	173	300
Deferred income taxes	7	17	22	17
Changes in certain assets:
Accounts receivable, net	446	(804)	648	(1,878)
Prepaid expenses and other current assets	1,748	2,142	2,024	(906)
Changes in certain liabilities:
Accounts payable	(4,815)	(2,579)	(6,717)	5,467
Accrued liabilities	(4,508)	(9,877)	2,808	(2,539)
Deferred advertising revenue	(2,391)	(1)	(6,817)	502
Deferred membership revenue	(3,961)	(3,119)	(11,204)	(2,067)
Net cash provided by operating activities	2,900	5,250	1,635	26,691

Investing activities
Purchases of investments	—	(10,857)	(17,474)	(24,537)
Sales of investments	7,631	11,411	24,891	24,766
Property, equipment and software	(926)	(2,602)	(4,932)	(9,075)
Capitalized website and software development costs	(1,733)	(4,764)	(13,693)	(25,193)
Intangible assets	(15)	(119)	(171)	(498)
Net cash provided by (used in) investing activities	4,957	(6,931)	(11,379)	(34,537)

Financing activities
Proceeds from exercise of stock options	691	675	2,047	675
Proceeds from employee stock purchase plan	476	—	476	—
Taxes paid on behalf of employees related to net share settlement	(11)	—	(2,529)	—
Fees paid to lender	(212)	—	(212)	—
Payments on capital lease obligation	(60)	(57)	(235)	(221)
Net cash provided by (used in) financing activities	884	618	(453)	454
Net increase (decrease) in cash and cash equivalents	$8,741	$(1,063)	$(10,197)	$(7,392)
Cash and cash equivalents, beginning of period	13,661	33,662	32,599	39,991
Cash and cash equivalents, end of period	$22,402	$32,599	$22,402	$32,599

Conference Call Information
The Company will host a conference call today, February 15, 2017, at 8:30 a.m. ET to discuss the financial results with the investment community. A live audio webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/.
A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using passcode 64199413 through February 22, 2017.

About Angie’s List
Finding a pro for a job well done is made easy online by visiting Angieslist.com. More than five million members nationwide use Angie’s List, a leading provider of reviews, offers and information in over 700 service categories, to help them improve their homes. Built on a foundation of more than 10 million verified reviews of local service, Angie’s List connects members directly to its online marketplace of services and offers unique tools and support designed to improve the local service experience for both members and service professionals.

Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States (“GAAP”), we disclose in this press release financial information that was not prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which we define as earnings before interest, income taxes, depreciation, amortization, non-cash stock-based compensation expense, amounts recorded for any legal settlement accrual and non-cash long-lived asset impairment charges, as applicable. We use Adjusted EBITDA internally in analyzing our financial results and performance and determined to disclose this measure as we believe it will be useful, as a supplement to GAAP measures, in evaluating our operating performance relative to our industry sector and competitors, thereby providing additional insight for investors to use with respect to our ongoing operating results and trends. Adjusted EBITDA is also a financial covenant with which we are required to comply under the financing agreement that governs our long-term indebtedness, further supporting our decision to disclose this measure. Non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We have significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in Adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to our management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate Adjusted EBITDA in a different manner than we do. We provided a reconciliation of the Adjusted EBITDA measure to the most directly comparable GAAP financial measure herein.

Forward-Looking and Cautionary Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “will”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning our estimated and projected earnings, revenues, costs, expenditures, cash flows, growth rates, financial results, our plans and objectives for future operations, changes to our business model, growth initiatives or strategies, profitability plans, evaluation of strategic alternatives, availability of debt or equity financing to support our liquidity needs or the expected outcome or impact of pending or threatened litigation. There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Risks and uncertainties may affect the accuracy of forward-looking statements.
For a discussion of these factors and other risks and uncertainties that may affect our business or cause actual results to differ materially from those contained in our forward-looking statements, please refer to the filings we make with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.
Contact

Investor Relations:	Public Relations:
Leslie Arena	Cheryl Reed
317-808-4527	317-396-9134
lesliea@angieslist.com	cherylr@angieslist.com